Exhibit 10.01
Annual Bonus Program

I.	Purpose:
The Annual Bonus Program has been developed in order to reward employees for outstanding performance in achieving Diamond’s short and long-term organizational objectives. The bonus program is designed to reward outstanding performance in achieving specified goals supporting Diamond’s corporate objectives. The bonus period is the twelve-month period commencing in November or December each year, and is subject to the approval of Diamond’s annual corporate objectives by the Board of Directors.

II.	Eligibility for Consideration:
To be eligible for consideration for the bonus program, a participant must be employed by July 1 to participate in a partial program. The degree of participation to the program would be proportionate to the portion of the year in which the individual is employed by Diamond in excess of 6 months and period covered.

III.	Program Description:
A.    Supervisors will submit each employee’s annual goals which requires approval by the department vice president and the CEO/President.
B.    Goal achievement will be measured on a scale of 0-200 consisting of key objectives. Each participant will define no more than 5 key objectives based on the strategic thrust of their individual position. The objectives should be challenging and measurable. At the beginning of the year, program objectives will be identified on a bonus plan appraisal form and approved by the President/CEO. Annual objectives for the President/CEO and other executive officers will be approved by the Board of Directors or the Compensation Committee.
As a guide:

Points
Exceptional	200
Strong Performance	150
Meeting Expectation	100
Improvement Opportunity	50
Unsatisfactory	0
A participant’s score may range from 0-200. Ratings below 75 reflect poor performance and a rating above 150 denotes exceptionally strong performance. To determine bonus payment, a participant’s maximum bonus potential (established a percentage of base salary) is multiplied by the participant’s performance score divided by 200.

IV.	Approval Process:
Each supervisor will tabulate the performance and the concurrent bonus awards, which is subsequently submitted to the respective department vice president and the CEO/President for ultimate approval. For employees other than the CEO/President and executive officers, the goals and objectives established and the earnings recommendation must be approved by both the department vice president and the CEO/President. Annual objectives and bonus payment for the President/CEO and other executive officers will be approved by the Board of Directors or the Compensation Committee.

V.	Calculation of Incentive Payment:
The bonus payment is determined by multiplying the base salary of the individual employee by the percentage bonus calculation that has been determined for each participant.

VI.	Payment of Incentive Rewards:
Bonuses under this Annual Bonus Program generally will be paid in December of each year, unless otherwise determined by the Board of Directors.

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